Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:
Rick Moberg
Aware, Inc.
781-276-4000

Aware, Inc. Reports First Quarter 2015
Financial Results

BEDFORD, MASS. – April 21, 2015 – Aware, Inc. (NASDAQ: AWRE), a leading supplier of biometrics software and services, today reported financial results for its first quarter ended March 31, 2015.

Revenue for the first quarter of 2015 was $4.1 million, a decrease of 38% compared to $6.6 million in the same quarter last year. Net income in the first quarter of 2015 was $0.3 million, or $0.01 per diluted share, which compared to $0.9 million, or $0.04 per diluted share, in the same period a year ago.

Lower revenue and net income in the first quarter of this year versus last year were primarily due to $2.6 million less hardware revenue and, to a lesser degree, lower DSL royalties. Revenue from software licenses, software maintenance and services increased 10% over the first quarter of last year.

Rick Moberg, Aware’s co-chief executive officer and chief financial officer, said “Over the past two quarters our financial results have been affected by lower revenue from a large government contract that has been winding down. We have been working on replacing revenue from that contract with new sources of revenue from government and commercial customers. For example, approximately 23% of first quarter revenue was derived from two biometrics projects with commercial customers. These projects in particular and commercial biometrics markets in general represent potential areas of growth for us. It is too early to predict the longer term trajectory of these opportunities, but we are optimistic they may develop into meaningful sources of revenue.

Aware, Inc. • 40 Middlesex Turnpike • Bedford, MA USA 01730-1432 Tel: (781) 276-4000 • Fax: (781) 276-4001 • E-mail: IR@aware.com

Aware, Inc. Reports First Quarter 2015 Financial Results	Page 2

We would like to remind shareholders that our quarterly revenue fluctuates based on project wins and the timing of delivery of licenses and services for those projects.”

About Aware
Aware is a leading provider of biometrics software products and development services to governments, system integrators, and solution providers globally. Our products include SDKs, software components, workstation applications, and a modular, centralized, service-oriented platform. They fulfill a broad range of functions critical to biometric authentication and search, including face, fingerprint, and iris autocapture, image quality assurance, data compliance, capture hardware peripheral abstraction, centralized data processing and workflow, subsystem connectivity, and biometric matching algorithms. The products are used to enable identity-centric security solutions with biometrics for applications including border management, credentialing and access control, intelligence and defense, and law enforcement. Aware is a publicly held company (Nasdaq: AWRE) based in Bedford, Massachusetts.

See Aware’s website for more information about our biometrics software products.

Safe Harbor Warning
Portions of this release contain forward-looking statements regarding future events and are subject to risks and uncertainties, such as estimates or projections of future revenue and earnings, and the growth of the biometrics markets. Aware wishes to caution you that there are factors that could cause actual results to differ materially from the results indicated by such statements.

Risk factors related to our business include, but are not limited to: i) our operating results may fluctuate significantly and are difficult to predict; ii) we derive a significant portion of our revenue from government customers, and our business may be adversely affected by changes in the contracting or fiscal policies of those governmental entities; iii) a significant commercial market for biometrics technology may not develop, and if it does, we may not be successful in that market; iv) we derive a significant portion of our revenue from third party channel partners; v) hardware revenue is likely to decline in future periods; vi) we face intense competition from other biometrics solution providers; vii) our business is subject to rapid technological change; viii) our software products may have errors, defects or bugs which could harm our business; ix) our business may be adversely affected by our use of open source software; x) our intellectual property is subject to limited protection; xi) we may be sued by third parties for alleged infringement of their proprietary rights; xii) we must attract and retain key personnel; xiii) we rely on single sources of supply for certain components used in our hardware products; xiv) our business may be affected by government regulations and adverse economic conditions; xv) we may make acquisitions that could adversely affect our results, and xvi) we may have additional tax liabilities.

We refer you to the documents Aware files from time to time with the Securities and Exchange Commission, specifically the section titled Risk Factors in our annual report on Form 10-K for the fiscal year ended December 31, 2014 and other reports and filings made with the Securities and Exchange Commission.

Aware is a trademark or registered trademark of Aware, Inc.
Any other trademarks appearing herein are the property of their respective owners.

Aware, Inc. Reports First Quarter 2015 Financial Results	Page 3

AWARE, INC.
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
 (unaudited)

	Three Months Ended March 31,
	2015	2014
Revenue:
Software licenses	$1,649	$1,617
Software maintenance	1,153	1,045
Services	1,220	1,008
Hardware	-	2,633
Royalties	101	314
Total revenue	4,123	6,617

Costs and expenses:
Cost of hardware	-	1,902
Cost of services	547	463
Research and development	1,435	1,279
Selling and marketing	972	858
General and administrative	785	804
Total costs and expenses	3,739	5,306

Operating income	384	1,311
Other income	12	-
Interest income	41	86
Income before provision for income taxes	437	1,397
Provision for income taxes	165	517

Net income	$272	$880

Net income per share – basic	$0.01	$0.04
Net income per share – diluted	$0.01	$0.04

Weighted-average shares - basic	22,866	22,626
Weighted-average shares - diluted	22,887	22,699

Aware, Inc. Reports First Quarter 2015 Financial Results	Page 4

AWARE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(unaudited)

	March 31, 2015	December 31, 2014

ASSETS
Cash and investments	$45,610	$45,413
Accounts receivable, net	3,251	3,619
Inventories	2	2
Property and equipment, net	5,195	5,289
Deferred tax assets	787	972
Other assets, net	1,395	598

Total assets	$56,240	$55,893

LIABILITIES AND STOCKHOLDERS’ EQUITY

Total current liabilities	$2,976	$3,430
Long-term deferred revenue	79	74
Total stockholders’ equity	53,185	52,389

Total liabilities and stockholders’ equity	$56,240	$55,893

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Aware, Inc. • 40 Middlesex Turnpike • Bedford, MA USA 01730-1432 Tel: (781) 276-4000 • Fax: (781) 276-4001 • E-mail: IR@aware.com